Exhibit 99.1

BreitBurn Energy Partners Announces Board-Level Changes

LOS ANGELES, March 26, 2008 -- BreitBurn Energy Partners L.P. (NASDAQ:BBEP), an oil and gas master limited partnership, today announced that David B. Kilpatrick has joined the Board of Directors of its general partner (“the Board”) as an independent director and will serve on its Audit Committee effective March 26, 2008.

Mr. Kilpatrick is President of Kilpatrick Energy Group, which invests in oil and gas ventures and provides executive management consulting services. He has 30 years of executive, management and operating experience in the oil and gas industry, including extensive experience in technical and economic evaluations of new projects, acquisitions, and investment proposals. He currently serves on the Board of Directors, and is Chairman of the Audit Committee, of Cheniere Energy. Until 2007, David also served on the Boards of Whittier Energy Corporation and PYR Energy Corporation. He was formerly President and Chief Operating Officer of Monterey Resources, Inc., the largest independent oil company in California until its merger with Texaco. He graduated from the University of Southern California with a B.S. degree in Petroleum Engineering and from Whittier College with a Bachelor’s degree in Geology and Physics. He has also held leadership positions with many community and professional organizations.

Mr. Kilpatrick was appointed to fill the vacancy created by the departure from the board of Greg L. Armstrong, Chairman and CEO of Plains All American Pipeline, one of our three required independent directors.  As a result of BreitBurn’s acquisition in May 2007 of certain properties subject to pre-existing crude oil sales contracts with a subsidiary of Plains All American and the resulting ongoing related party transactions associated therewith, Mr. Armstrong will be unable to remain in compliance with the independence standards established by NASDAQ. Accordingly, Mr. Armstrong resigned as an independent director effective March 26, 2008.

Hal Washburn, BreitBurn’s Co-CEO, said, "I speak for the entire Board in extending a warm welcome to Mr. Kilpatrick and we look forward to the insight and perspective he will bring. David’s extensive experience in oil and gas matters will bring tremendous value to BreitBurn and we look forward to working with him and striving to enhance value for BBEP unitholders.” Washburn added, “From both a professional and personal perspective, I am sad to see Greg leave the BreitBurn board. Greg’s contribution to BreitBurn has been tremendous. His experience as CEO of one of the most successful and well-respected master limited partnerships was invaluable as we navigated the waters of becoming a publicly-traded master limited partnership and we are very grateful to him for his service.”

About BreitBurn Energy Partners L.P.

BreitBurn Energy Partners L.P. is an independent oil and gas limited partnership focused on the acquisition, exploitation and development of oil and gas properties. BreitBurn’s assets consist primarily of producing and non-producing crude oil and natural gas reserves located in the Los Angeles Basin in California, the Wind River and Big Horn Basins in central Wyoming, the Permian Basin in West Texas, the Sunniland Trend in Florida, and the Antrim Shale in Michigan and the New Albany Shale in Indiana and Kentucky. Visit BreitBurn online at www.BreitBurn.com

Contact:
BreitBurn Energy Partners L.P.
James G. Jackson, 213-225-5900 x273 (Investor Relations)
Executive Vice President and Chief Financial Officer
or
Ruder Finn/WestPierre Hirsch,
415-692-3060
BBEP-IR